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                                  EXHIBIT 10.10

                          SABRE ASSOCIATE DISTRIBUTION

                            SABRE TOURGUIDE AGREEMENT

This Agreement is made as of the date set forth below between SABRE Travel Information Network, a division of THE SABRE GROUP, INC., a Delaware corporation, having its principal place of business at 4255 Amon Carter Boulevard, Fort Worth, Texas 76155 ("SABRE") and Capital Program Marketing, Inc. d/b/a SunStyle International Holidays, having its principal place of business at City Center, Suite 303N, 100 Second Avenue South, St. Petersburg, FL 33701-4301 ("Host").

WHEREAS, The SABRE Group provides, through its SABRE Travel Information Network Division ("S.T.I.N."), computerized reservations services with related data processing activities;

WHEREAS, Host provides travel related services at one or more locations/facilities;

WHEREAS, SABRE and Host desire to enter into an agreement concerning the booking of reservations and the sale of the Host's services through SABRE;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS:

For the purposes of this Agreement, the following words shall have the meanings set forth below:

     A. Affiliate shall mean with respect to any person, any other person directly indirectly controlling, controlled by, or under common control with such person. For purposes of this definition, "control" shall mean the power to direct or cause the direction of the management and policies of such person whether through the ownership of voting interests or by contract or otherwise.

     B. "Agreement" shall mean this SABRE Associate Distribution SABRE Tourguide Agreement.

     C. "Associate SABRE Equipment Lease Agreement" shall mean an agreement entered into by Host with SABRE for use of SABRE Equipment.

     D. "Authorized SABRE User" shall mean any SABRE Subscriber who is authorized by SABRE and Host to access SABRE Tourguide and sell Host's tour products.

     E. "Booking" shall mean any unduplicated completion of a sales transaction of up to ten passengers stipulated therein, requested and effected by a SABRE Subscriber

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        through SABRE Tourguide in the Host's system for any Product during any one calendar month. Multiple tour segments within the same booking record shall be counted as separate bookings.

     F. "Booking Fee" shall mean the fees set out in Schedule D, attached hereto.

     G. "Cancellation" shall mean only those segments canceled by a SABRE Subscriber through SABRE.

     H. "Competent Authority" shall mean any national, federal, state, county, local or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, inspector, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or any of the parties to this Agreement.

     I. "Effective Date" shall mean the date upon which both parties have signed this Agreement.

     J. "GDS" shall mean a Global Distribution System (commonly referred to as a computer reservation system). A GDS collects, stores, processes, displays and distributes information through computer terminals concerning air and ground transportation, lodging and other travel related products and services offered by travel suppliers and which enables Subscribers to (i) reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services and/or (ii) issue documents for the acquisition or use of such products and services.

     K. "Host System" shall mean the computer processing system and inventory control system created by Host for the purpose of creating, storing and processing information related to pricing, availability and product information for the Products as such system may be modified from time to time.

     L. "Implementation Date" shall mean that date upon which successful testing as described in Article 5.3 is completed.

     M. "Minimum Monthly Fee" shall mean the minimum monthly fee set out in Schedule D, attached hereto.

     N. "Non-Standard Device" shall mean any computer hardware equipment which Host desires to connect to the SABRE System but for which SABRE does not make maintenance services available.

     O. "Optional Services" shall mean any service offered by SABRE other than the specific services referred to in this Agreement. SABRE may make available additional Optional Services at any time. Host may elect to purchase an Optional Service by executing an addendum to this Agreement.

     P. "PNR" shall mean a passenger name record created in SABRE.

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     Q. "Product" means the products and services listed in Schedule A hereto.

     R. "Professional SABRE" shall mean a version of the SABRE System primarily marketed to travel agencies and used by personnel of SABRE through the course of their employment.

     S. "Purged Bookings" shall mean a travel service segment existing in the itinerary portion of the customer's PNR on the day following the date in the tour segment in the PNR.

     T. "SABRE Equipment" shall mean any computer hardware connected to the SABRE System, whether furnished by Host or leased to Host by SABRE.

     U. "SABRE Licensee" shall mean a person or entity licensed to market SABRE in a designated area of the world.

     V. "SABRE System" shall mean SABRE's GDS which has electronic facilities able to provide, store, communicate, distribute, process and document such information as is from time to time stored in the database.

     W. "SABRE Subscriber" shall mean a person or entity which utilizes SABRE to make reservations. The term "SABRE Subscriber" shall include any person or entity, including SABRE, but excluding any other airline that uses SABRE as its internal reservations system, that uses SABRE for making reservations for Product(s) through one of the versions of SABRE, including, but not limited to, Professional SABRE, EAASY SABRE, Commercial SABRE, or any other version of SABRE marketed by a SABRE licensee.

     X. "SABRE Tourguide" shall mean the total-access system, common user interface, developed as a function of SABRE under which SABRE Subscribers are able to query the data base within Host's System and make reservations for the Products offered by Host via a set of standardized messages.

     Y. "S.T.I.N." shall mean SABRE Travel Information Network.

     Z. "Terminal" shall include all input-output devices, such as CRTS and printers.

    AA. "Tour Reservation" shall mean the travel offering of a Host which may include some or all of the following components which the Host has purchased and pre-arranged and is selling under a single contract: air transportation, ground transportation, overnight accommodations, and other travel related features.

                                   ARTICLE II

                                   EQUIPMENT:

2.1. If Host is not on the date hereof a party to an agreement with either SABRE or a third party approved by SABRE, pursuant to which it can receive data from and transmit data

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         to the SABRE System, Host shall enter into such agreement in order to enable it to receive the benefits of the System.

2.2. Host may elect to operate SABRE Equipment thereby affording Host access to the SABRE System. In that event, Host may enter into a separate Associate SABRE Equipment Lease Agreement with SABRE. SABRE agrees that the SABRE Equipment and access to the SABRE System will be afforded Host at SABRE's prevailing rates and charges. Host agrees that its use of the SABRE Equipment and its access to the SABRE System will be governed by the terms and conditions defined in the Associate SABRE Equipment Lease Agreement.

2.3. Host agrees to only access the SABRE System via SABRE Equipment or SABRE certified devices and applications as from time to time are approved by SABRE. Host agrees to provide SABRE prior written notification of its intent to utilize any SABRE certified device and application.

2.4. Host may furnish its own computer hardware, as long as it is approved in advance by SABRE for use with the SABRE System. Host acknowledges that any computer hardware it purchases from another source may be subject to an existing security interest or other ownership rights of SABRE.

2.5. In the event Host desires to connect a Non-Standard Device to the SABRE System, for which device SABRE does not make maintenance services available, Host shall contact SABRE to ascertain SABRE's procedures and fees for approving Non-Standard Devices. Any such Non-Standard Device subsequently approved by SABRE at its sole discretion for connection to the SABRE System shall be subject to Host's execution of SABRE's written agreement covering such Non-Standard Device.

2.6. Notwithstanding anything to the contrary contained either in this Agreement or in the Associate SABRE Equipment Lease Agreement, should either SABRE or Host terminate this Agreement, then the Associate SABRE Equipment Lease Agreement will be deemed to have been terminated simultaneously.

                                  ARTICLE III

                            RESPONSIBILITIES OF HOST:

3.1. Host shall be responsible for maintaining the timeliness and the accuracy of all data supplied hereunder and for maintenance and effecting changes in the availability status of its travel services. In so doing, Host shall comply with all applicable laws and regulations relative to the display of Host's data.

3.2. Host shall provide the Product to SABRE Subscribers through SABRE Tourguide. Host will not discriminate in any manner, whatsoever, against any SABRE Subscriber on account of the Subscriber's selection, possession, or use of SABRE Tourguide. Host may refuse to provide to any particular SABRE Subscriber through SABRE Tourguide the ability to access or book the Product, provided that such decision by Host is part of a termination of such Subscriber's ability to book the Product in any manner, whatsoever,

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         and, furthermore, that such decision is applied in a manner that is consistent with Host's treatment, in similar circumstances, of travel agencies regardless of GDS subscription.

3.3. The functions of Host's System that shall be made available through SABRE Tourguide to SABRE Subscribers shall be those listed in Schedule B.

3.4. Host shall not be obligated to provide electronic access to the Product to SABRE Subscribers outside the United States; however, if the Host does provide electronic access to the Product to any third party via a GDS in a country outside the United States, then the Host shall also make access to the Product available to SABRE for use by SABRE Subscribers in such country, in accordance with the terms of this Agreement. If Host offers access outside the United States, Host agrees to initially provide electronic access to the Product through SABRE to all SABRE Subscribers in the United States. The provisions of this section are subject to the following: if Host provides electronic access to its Products to any third party via a GDS in a country outside the United States, then, as soon as reasonably possible, Host shall also make access to the Products available to SABRE for use by SABRE Subscribers in such country, in accordance with the terms of this Agreement.

3.5. Host agrees to guarantee to SABRE Subscribers and clients of SABRE Subscribers the accuracy of Host's policies, rates, and availability data as displayed in the Host System on the date of booking of Host's services by the SABRE Subscriber. Host will be responsible directly to SABRE Subscribers and clients of SABRE Subscribers for providing Host's travel services as displayed in the Host System.

3.6. Host agrees to transmit promptly confirmation numbers for all reservations to SABRE Tourguide.

3.7. Host acknowledges and agrees that SABRE has not undertaken to perform any verification of any sort of data to be available through the SABRE System.

3.8. Host may use the name "SABRE" in any promotional material, subject to SABRE's prior written approval, provided that SABRE's registered service mark in the name is fully protected. SABRE's approval shall not be unreasonably withheld. Host may not use any other trademark, service mark, or trade name in any promotional material.

3.9. Host acknowledges that it may be necessary for S.T.I.N to change the three-letter alpha code assigned to Host due to operational necessities. S.T.I.N. may withdraw Host's right to use its three letter code upon ten (10) days' prior written notice. Host acknowledges that S.T.I.N. shall not be liable to it for any costs or expenses incurred by Host as a result of the change in such alpha code.

3.10. At its own expense, Host shall have responsibility for the technical aspects relating to the Host System and for implementation, maintenance, and support of capabilities described herein, including language translation for products offered via electronic access to SABRE Subscribers via SABRE Tourguide in countries outside the United States.

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3.11.    At its own expense, Host shall provide a direct telecommunications link
         (the "Line") between Host's System and the hardware composing the total-access message transfer mechanism of SABRE Tourguide, provide information to SABRE, and make modifications to Host's System, as described in Schedule B, to ensure connections are maintained and operational. Host will ensure that Host's System, and the Lines linking it to SABRE Tourguide are operable at least 95% of the time from 8:00 a.m. to 9:00 p.m. (U.S. Eastern Time) Monday through Saturday.

3.12. Host shall make available five (5) simultaneous accesses in Host's System, for support of SABRE Tourguide. Host shall add additional Terminal addresses as reasonably required by SABRE to ensure sufficient access to Host's System, without delay, for SABRE Subscribers.

3.13. Host shall provide help desk support in each market where SABRE Subscribers have access to the Host's System, to assist SABRE Subscribers with format and Product questions. Host shall maintain a toll-free telephone support service available daily from 8:00 a.m. until 9:00 p.m. U.S. Eastern Time, for SABRE Subscribers in the United States, and during normal business hours for SABRE Subscribers outside the United States as set out in Schedule C, except for local holidays. Should SABRE determine that SABRE Subscribers require additional service support, Host shall promptly provide all such reasonable service support needs.

3.14. Host is authorized to provide only the Products listed in Schedule A hereto through SABRE Tourguide. Host shall not provide any other services or products through the SABRE Tourguide System without first obtaining the prior written consent of SABRE.

3.15. Host agrees to honor reservations, prices, and sales made through SABRE Tourguide, subject to Host's standard non-discriminatory policies. Host agrees that it will not close for sale the Products through SABRE unless such Products are closed for sale in Host's System and other GDSs.

3.16. Host shall promptly advise SABRE, in writing, of any and all planned changes to Host's formats, entries, and responses that will affect SABRE at least sixty (60) days prior to the planned or actual implementation of such changes whichever is to occur earlier. If Host fails to give the notice required in this section, SABRE shall have the right to restrict access to Host's System if the changes either, i) have an adverse effect on the operation of SABRE; or ii) require additional training for SABRE's support personnel, until Host complies with the notice required herein.

                                   ARTICLE IV

                           RESPONSIBILITIES OF SABRE:

4.1. SABRE shall maintain and operate SABRE Tourguide, and shall cooperate with Host in resolving any problems encountered in the maintenance of the telecommunications lines between SABRE Tourguide and Host's internal Tour Reservation System.

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4.2.     SABRE will provide access to as many SABRE Subscribers as is practical.
         Given the technical and capacity restraints of the SABRE System, SABRE shall retain the right in its sole discretion, to limit the number of SABRE Subscribers that may be authorized to access Host. Such limitation is to be solely based on SABRE's determination that authorizing such SABRE Subscribers to access the System under the circumstances may result in an inability to effectively access the SABRE System or SABRE Tourguide. Such limitation shall be non-discriminatorily applied to all Hosts. SABRE will provide to SABRE Subscribers the necessary technical services and support to allow them to utilize Host's System.

4.3. SABRE retains the right, in its sole discretion, to modify or alter the operation of the SABRE System at any time it deems such modification or alteration to be desirable; provided, however, that SABRE shall provide Host sixty (60) days prior written notice of such modifications or alterations, other than those corrective in nature, which would materially affect the services provided to Host under this Agreement. Any and all costs incurred by Host or any third party in connection with or as a result of non-corrective alterations or modifications shall be borne by Host or such other party as the case may be, provided that Host elects to participate in such alterations or modifications.

4.4. Upon receipt of documented evidence from Host of a history of instances of speculative Bookings or other related abusive practices by a SABRE Subscriber involving the sale of Host's travel services, SABRE shall, if warranted after reasonable investigation, assist Host by initiating appropriate, timely and reasonable remedial procedures against such SABRE Subscriber.

                                   ARTICLE V

                             JOINT RESPONSIBILITIES:

5.1. Unless otherwise stated in this Agreement, Host and SABRE will each be responsible for its own costs and expenses incurred in connection with introducing and expanding the distribution of the System to Subscribers.

5.2. SABRE and Host shall cooperate with each other to develop, implement, maintain and operate the SABRE Tourguide link between the Host System and the SABRE System. This link will provide SABRE Subscribers, among other things, with the capability to obtain information regarding the Products and to sell and book the Product.

5.3. Upon successful completion of the SABRE Tourguide implementation, for a period of no longer than sixty (60) days ("Beta Test Period"), the parties may conduct, either jointly or independently, a beta test, by providing a selected group of SABRE Subscribers with real time access to the Product, for the purpose of (i) confirming and validating the capability for the SABRE Subscriber to successfully perform the specifications criteria contained in Schedule B and (ii) determining whether the electronic transmission of traffic to SABRE Tourguide will adversely affect other functions, databases, application programs and/or communication facilities of either Host's System or SABRE. Testing shall be deemed successful when the parties agree in writing that no deficiencies or adverse effects in the

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         items described in (i) and (ii) have occurred. The parties shall work in good faith and with reasonable speed to remedy any problems, provided that each party has the responsibility to remedy defects contained in its own System. Notwithstanding the foregoing, in the event that either party reasonably determines during the Beta Test Period that remedy of problems, as described in (i) or (ii) above, cannot be achieved at a reasonable cost, it may terminate this Agreement on written notice to the other party. Additionally, either party may terminate this Agreement in the event that successful testing is not accomplished within the Beta Test Period. Any termination provided in this paragraph shall be without liability to the other party and each party shall bear all costs incurred during the Beta Test Period.

                                   ARTICLE VI

                               OPTIONAL SERVICES:

Host may elect at anytime to participate in any Optional Service(s) offered by SABRE. Unless otherwise specified in an Addendum hereto, all terms and conditions of this Agreement will apply to the Optional Services selected by Host. Fees for Optional Services are subject to change upon thirty (30) days' prior written notice from SABRE. If Host does not agree to pay any such revised fee, it may terminate the Optional Services Addendum(s) by giving written notice to SABRE at least five (5) days prior to the effective date of the price change. SABRE reserves the right to change Optional Service offerings from time to time.

                                  ARTICLE VII

                               TERM OF AGREEMENT:

This Agreement shall become effective when signed by both of the parties hereto, ("Effective Date") and shall continue in effect for an initial term of thirty six (36) full calendar months after the Implementation Date. This Agreement shall automatically renew for successive one year periods unless either party gives written notice to the other, at least sixty (60) days prior to the end of the then-current term, of its intention to terminate this Agreement. Implementation shall proceed when SABRE Subscribers obtain access to the Product via SABRE Tourguide and in accordance with a phase-in of SABRE Subscribers, as agreed by the parties. Upon termination or expiration of this Agreement, the Lease Agreement referred to in Section II hereof shall be deemed to have terminated simultaneously, and any fees and charges which Host owes to SABRE hereunder or under the Lease Agreement shall become immediately due and payable in accordance with the terms hereof and thereof.

                                  ARTICLE VIII

                                    CHARGES:

8.1. In consideration of the services to be provided by SABRE hereunder, Host agrees to pay SABRE the following fees and charges:

8.2. A Five Thousand Dollar ($5,000.00 USD) deposit fee will accompany this Agreement when implementation into Tourguide occurs, this deposit will be held by SABRE.

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         SABRE may, at its option, apply any portion or all these funds towards any balance due SABRE by Host for booking fees as defined in Article
         8.5 below. This does not eliminate Host's obligation under Article 9 of this Agreement. SABRE agrees to return the Five Thousand Dollar ($5,000.00 USD) deposit, or balance if any, without interest, to Host after three (3) years from the date of this Agreement should Host's payments for booking fees remain current for the duration of this Agreement.

8.3. Host shall pay to SABRE a non-refundable implementation fee of Ten Thousand Dollars ($10,000.00) to cover programming and other costs incurred by SABRE in establishing the connection between the SABRE System and the Host System. A payment of Five Thousand Dollars ($5,000.00) will be due upon contract signature, with the remaining Five Thousand Dollars ($5,000.00) due when Capital Program Marketing, Inc., d/b/a SunStyle International Holidays is implemented into SABRE Tourguide.

8.4. Host will assume responsibility to pay the costs associated with the Line, as defined in Section 3.11 above, between Host's system and SABRE Tourguide.

8.5.     Fees. The fees for Host are set out in Schedule D, attached hereto.

8.6. SABRE may increase the Booking Fee at any time after December 31, 1996. Such increases will be effective upon thirty (30) days' written notice to Host and will not exceed ten percent (10%) in any twelve (12) month period.

8.7. At the completion of the initial thirty six (36) month term, SABRE may increase applicable Monthly Minimum Fees, and such increase will not exceed a One Thousand Dollar ($1,000.00 USD) per month increase in any twelve (12) month period. SABRE will provide Host a thirty(30) day written notice of any intention to increase such fees.

                                   ARTICLE IX

                                    PAYMENT:

9.1. Payments due to SABRE pursuant to the charges described in Section 8 shall be made within thirty (30) days of Host's receipt of the monthly invoice from SABRE. Late payments on amounts due shall accrue interest at eighteen percent (18%) per annum or the highest rate permitted by law, whichever is lower. In the event amounts were paid to SABRE which subsequently were determined not to be due, such amounts including accrued interest, if any, shall be credited to the Host on the next invoice. Any disputes arising from such invoice shall not delay payment as described hereto. Such payments should be forwarded directly to:

                            SABRE Group, Inc.
                            P.O. Box 672047
                            Dallas, Texas 75267-2047

9.2. Upon termination of this Agreement, all unpaid charges owed by Host shall become immediately due and payable, and Host shall forthwith remit payment thereof with no right of set off or deduction whatsoever.

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                                   ARTICLE X

                               BOOKS AND RECORDS:

SABRE, or its designated representative, shall have the right, during regular business hours, to audit and inspect the books and records of Host which relate to Host's transactions through the SABRE System upon five (5) days written notice.

                                   ARTICLE XI

                                     TAXES:

In addition to any other charges set forth in the Agreement, Host shall pay to SABRE any and all license fees, sales, use, excise, personal property, or other taxes and any and all domestic and foreign duties, import and export fees and licenses, howsoever designated, now or hereafter imposed by any Federal, state or local taxing authority or any foreign government or agency thereof, arising in connection with this Agreement, other than taxes assessed on the income or property of SABRE.

                                  ARTICLE XII

                                   PROMOTION:

12.1. At its own cost and expense, Host shall be responsible for marketing and promoting the Products in the manner and to the extent it deems appropriate and for encouraging the travel agency community to book the Product. Host shall obtain the prior written approval of SABRE for the use of any of SABRE's registered trade marks or service marks in any such communications, and Host shall also obtain the prior written approval of SABRE to the extent that any communications undertake to instruct SABRE Subscribers on the technical use of SABRE or SABRE Tourguide.

12.2. At its own cost and expense, SABRE shall be responsible for marketing and promoting Host's Product in the manner and to the extent it deems appropriate for encouraging SABRE Subscribers to book the Product. SABRE shall obtain the prior written approval of Host for the use of any of Host's registered trademarks or service marks in any such communications. SABRE shall also obtain the prior written approval of Host to the extent that such communications undertake to instruct SABRE Subscribers on the technical use of Host's System.

                                  ARTICLE XIII

                                INDEMNIFICATION:

Each of Host and SABRE (each, individually, "lndemnitor") hereby agree to indemnify defend and hold harmless each other, their affiliates, subsidiaries, successors and assigns and their respective officers, directors, agents and employees ("lndemnitees") from and against all liabilities, losses, damages, claims, suits, recoveries, awards, judgments, executions, fines, penalties or other costs and expenses of any nature or kind whatsoever (including, without

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limitation, costs of investigation, litigation costs, court costs, expert witness fees, litigation support services costs, settlement costs and reasonable attorneys' fees) which may be made, asserted, had, brought or recovered by any third-party against Indemnitees by reason of, or on account of, Indemnitor's performance, failure to perform, or improper performance of the provisions of this Agreement, or any breach of any representation or warranty of Indemnitor contained herein. Indemnitors shall also agree to indemnify, defend and hold harmless each other against suits proceedings at law, and any and all liability or expense arising out of or in connection with any claim that any permitted use hereunder by the Indemnitor of the other Indemnitor's trademarks, service marks, patents or copyright or property right infringes any existing trademark, service mark, patent, copyright or property right of any third party.

                                  ARTICLE XIV

                          FAILURE OR DELAY OF SERVICE:

SABRE shall not be liable to Host, nor deemed to be in default under .this Agreement on account of any delays, errors, malfunctions, or breakdowns with respect to the equipment, data or services provided hereunder, regardless of its negligence.

                                   ARTICLE XV

                            DISCLAIMER OF WARRANTIES:

SABRE MAKES NO REPRESENTATION OR WARRANTY AS TO THE DATA OR SERVICES PROVIDED THEREIN, AND HOST HEREBY WAIVES, RELEASES AND RENOUNCES ALL CLAIMS AND REMEDIES HOST HAS OR MAY HAVE AGAINST SABRE ARISING FROM ANY ACTUAL OR ALLEGED WARRANTY. HOST ALSO WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING TO SUCH DATA OR SERVICES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS, OR OTHERWISE. HOST AGREES THAT SABRE'S SOLE RESPONSIBILITY AND LIABILITY FOR ANY ERRORS IN THE FUNCTIONALITY OF THE SYSTEM IS LIMITED TO THE CORRECTION OF THE CAUSE(S) THEREOF, AND ONLY IF DUE TO CIRCUMSTANCES UNDER SABRE'S DIRECT CONTROL, AND IN NO EVENT SHALL SABRE BE LIABLE FOR ANY CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES OR PROFITS.

                                  ARTICLE XVI

                                     TITLE:

Title and full and complete ownership rights to all SABRE owned or developed software used in the performance of this Agreement shall remain with SABRE. Host acknowledges and agrees that the SABRE System is SABRE's proprietary information and trade secret, whether or not any portion thereof is or may be validly copyrighted or patented. Any manuals and other documentation in any form and any and all copies thereof, and any and all parts or abstracts thereof, are for the exclusive use of SABRE, and as such shall not be disclosed, copied, reproduced or otherwise made available in any form whatsoever to any person, firm, corporation or governmental entity not authorized under this Agreement, without the prior written consent of

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SABRE; provided, however, that this restriction shall not apply to information previously known to Host, legally acquired from third parties, independently developed or subsequently publicly disclosed by SABRE.

                                  ARTICLE XVII

                                   ASSIGNMENT:

No party shall assign, transfer, license, franchise or otherwise convey this Agreement or any rights hereunder or delegate any obligations hereunder to any third person without the prior written consent of the other party, which consent shall not be unreasonably conditioned, delayed or withheld, any attempted assignment without consent shall be void ab initio; except that SABRE may from time to time without consent assign this Agreement and all of its rights and obligations hereunder to: (i) any Affiliate of SABRE; or (ii) to any third person with which SABRE is amalgamated, merged or consolidated; or (iii) to any third person that directly or indirectly acquires all or substantially all of the business or assets of SABRE to which this Agreement relates; and upon any such assignment the transferee shall be substituted for SABRE for all liability under this Agreement. Any assignment of this Agreement shall be effective only if (i) the assignee has the financial and technical capacity to perform the obligations being assumed and (ii) the assignee shall assume in writing all terms and conditions of this Agreement.

                                 ARTICLE XVIII

                                NON-EXCLUSIVITY:

This is a non-exclusive Agreement and similar agreements may be entered into by SABRE or Host with any other party.

                                  ARTICLE XIX

                                  TERMINATION:

SABRE and Host shall be entitled to terminate immediately this Agreement upon any of the following events:

     A. In the event SABRE or Host breaches any of the terms of this Agreement; and SABRE or Host fails to cure such default within fifteen (15) days after receipt of written notice from the other party; or

     B. In the event Host fails to pay any amount due hereunder; and Host fails to cure such default within fifteen (15) days after receipt of written notice; or

     C. In the event SABRE or Host becomes insolvent; makes any assignment for the benefit of creditors; calls a meeting of creditors; offers a composition or extension to creditors; suspends payment; consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidation agent; files a petition or answer in bankruptcy seeking reorganization, arrangement or readjustment of its debt, or its dissolution or liquidation; request any other relief under any bankruptcy or insolvency law; or

     D. In the event SABRE or Host has entered against it a judgment or decree for dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days; or

     E. In the event that SABRE determines that Host's use of the System as to any one or more travel services covered by this Agreement is insufficient to justify SABRE's continuing to provide the System as to such travel service, or any one or more of the Host's facilities/locations fail to honor items contained in this Agreement, and Host fails to cure such default or sufficiently increase its use of the System within fifteen (15) days after receipt of written notice; SABRE may elect to eliminate such travel service from SABRE and cease to provide services hereunder; or

     F. In the event either party gives sixty (60) day written notice to the other, after the initial thirty six (36) month term as described in
         Article VII.

                                   ARTICLE XX

                                CONFIDENTIALITY:

For purposes of this Agreement, confidential information shall mean any and all trade secrets or other proprietary information of a party concerning past, present or future research, development, business activities or affairs, finances, properties, methods of operation, processes and systems, whether written, oral or contained in any magnetic, electronic or other media. SABRE and Host expressly acknowledge and agree that the terms of this Agreement constitute confidential information of both parties. Each party shall at all times remain the owner of its confidential information. The party which receives confidential information from the other party agrees to maintain such information in secrecy at all times, using the same degree of care with respect to such confidential information as its uses in protecting its own proprietary information and trade secrets. Neither SABRE nor Host shall sell, transfer, publish, disclose, display or otherwise make available the confidential information of the other party to any third person, except as may be required by applicable law. The provisions of this Article XX shall survive for a period of three (3) years after termination or expiration of this Agreement.

                                  ARTICLE XXI

                            INDEPENDENT CONTRACTORS:

SABRE and Host shall be deemed independent contractors with respect to each other, and nothing in this Agreement is intended nor shall be construed to create or establish the relationship of principal and agent, partners or joint venturers between the parties hereto.

                                  ARTICLE XXII

                                 GOVERNING LAW:

This Agreement and any disputes arising hereunder shall be governed by the laws of the United States and the State of Texas without regard to its conflict of laws rules. Each party hereby consents to the non-exclusive jurisdiction of the courts of the State of Texas in any dispute arising out of this Agreement.

                                 ARTICLE XXIII

                                 FORCE MAJEURE:

Except for Host's obligations to make payments hereunder, neither party shall be deemed in default under the Agreement as a result of a failure to perform its obligations under this Agreement, if such failure is caused by acts of God, war or the public enemy, strike, labor stoppage, fire, flood, weather, mechanical difficulty, power shortage or any other cause beyond the reasonable control of that party. The party unable to perform for such reason shall notify the other party without delay.

                                  ARTICLE XXIV

                                     WAIVER:

No waiver of a breach of any provision of this Agreement by either party shall constitute a waiver of any subsequent breach of the same or any other provisions hereof and no waiver shall be effective unless made in writing.

                                  ARTICLE XXV

                                    CAPTIONS:

The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of the provisions.

                                  ARTICLE XXVI

                                    NOTICES:

All notices, requests, and releases hereunder shall be in writing and shall be sent to the address indicated below (or to such other addresses as may hereafter be designated in writing):

-----------------------------------------------------------------------------------------------------
If to SABRE:                                                 If to Capital Program Marketing, Inc:
-----------------------------------------------------------------------------------------------------
The SABRE Group, Inc.                                        Capital Program Marketing, Inc.
SABRE Travel Information Network                             dba SunStyle International Holidays
P.O. Box 619616, MD 3112                                     100 Second Ave. South, Suite 303N
DFW Airport, TX 75261-9616                                   St. Petersburg, FL 33701-4301
Attn: Manager, Leisure Distribution                          Attn: Dan Brandano
Telephone: 817-963-4569                                      Telephone: 813-896-1513
Fax: 817-963-4658                                            Fax: 813-896-1403
-----------------------------------------------------------------------------------------------------

                                  ARTICLE XXVII

                                  SEVERABILITY:

If any indication is received in writing by either party from any Competent Authority to the effect that any part of this Agreement contravenes any applicable law and cannot qualify for any applicable clearance or exemption, or if any part of this Agreement is, or shall become, or shall be declared illegal, invalid or unenforceable in any jurisdiction for any reason whatsoever (including both by reason of the provisions of any legislation and also by reason of any decision of any Competent Authority, either having jurisdiction over this Agreement or having jurisdiction over any party to this Agreement), such part shall be severed from this Agreement in the jurisdiction in question and such contravention, illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining pads of this Agreement which shall continue in full force and effect; provided, always, that if, in the reasonable opinion of any party to this Agreement, such severance affects the commercial basis of this Agreement, such party shall so inform the other party, whereupon the parties will attempt to negotiate an amendment to the Agreement which will maintain the balance of the commercial interests of the parties under this Agreement. If, however, such negotiations shall not be successfully concluded within ninety (90) days from the date the one party so informs the other party that the commercial basis has been affected, either party shall have the right to terminate this Agreement upon giving thirty (30) days prior written notice to the other party.

                                 ARTICLE XXVIII

                                ENTIRE AGREEMENT:

This Agreement and all schedules attached hereto, constitutes the entire agreement and supersede any previous agreements, modifications, amendments or waivers and contains the entire agreement between the parties with respect to the subject matter hereof and no amendment or modification shall be effective unless made in writing and duly executed by both parties.

                                  ARTICLE XXIX

                                  COUNTERPARTS:

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, SABRE and Host have caused this Agreement to be executed by their duly authorized representatives as of this ____ day of _____________, 1997

Capital Program Marketing, Inc.                 THE SABRE GROUP, INC.
d/b/a SunStyle International Holidays

By:                                             By:
  --------------------------------------           ----------------------------
Name:
    ------------------------------------        Barbara A. Buckridge
Title:
      ----------------------------------        Manager
                                                Leisure Marketing
Date:                                           SABRE Travel Information Network
     ----------------------------------

                                                Date:
                                                     --------------------------

                                   SCHEDULE A

Products and services offered through the System shall consist of the following:
Host's travel packages involving air, land and tour options.

                                   SCHEDULE B

FUNCTIONS OF HOST'S COMPUTERIZED RESERVATION SYSTEM

Upon the Implementation Date of the Agreement, the following capabilities and features for the use of the SABRE Subscribers shall be available:

1. DISPLAY/AVAILABILITY. The SABRE Subscriber shall have the capability to request all travel package departures, all categories by specific departure date, hotel availability.

2. PRICING. The SABRE Subscriber shall have the capability to inquire prices for a specific travel package, and promotional travel packages.

3. BOOKING. The SABRE Subscriber shall have the capability to book Host's travel packages.

4. CHANGES AND CANCELLATIONS. The SABRE Subscriber shall have the following capabilities:

              a. Modify Bookings made through the System.
              b. Cancel Bookings made through the System.
              c. View Bookings made through the System.

5. REQUEST. The SABRE Subscriber shall have the capability to request brochures through the System.

6.   QUEUE. The SABRE Subscriber shall have the following capability:

              a. for SABRE Subscribers to queue messages from SABRE to the Host.
              b. for the Host to queue messages from SABRE to SABRE Subscribers.

7. POST PAYMENT. The SABRE Subscriber shall have the ability to update the booking record to post payments.

8. MERGE SEGMENTS. SABRE will merge the SABRE Tourguide booked segments from the Host System into a SABRE PNR.

                                   SCHEDULE C

As of the Implementation Date, SABRE Subscribers in the following regions/countries will have access to Host's System:

     a. Worldwide

                                   SCHEDULE D

With respect to each calendar month beginning with Implementation Date, Host shall pay to SABRE the greater of (i) a per Tour Booking fee as defined below or the applicable monthly minimum amount, as follows:

     a) Each of Months One (1) through Three (3): The greater of $10.00 per Booking fee; monthly minimum fee waived;

     b) Each of Months Four (4) through Twelve (12): The greater of $10.00 per Booking fee; or a $600.00 monthly minimum fee;

     c) Each of Months Thirteen (13) through Twenty Four (24): the greater of $11.00 per Booking fee; or a $1,200.00 monthly minimum fee;

     d) Each of Months Twenty Five (25) through Thirty-Six (36): The greater of $12.00 per Booking fee; or a $1,800.00 monthly minimum fee;